Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Great Basin Scientific, Inc.:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 1, 2016 (except for the reverse stock split paragraphs in Note 2 as to which dates are March 30, 2016, September 16, 2016, and December 28, 2016), relating to financial statements of Great Basin Scientific, Inc. (“Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Salt Lake City, Utah

February 14, 2017

Gateway 5 • 178 South Rio Grande Street, Suite 200 • Salt Lake City, Utah 84101 • Tel. (801) 269-818 • Fax (801) 269-3481(801) 269-818 • www.mmacpa.com